Exhibit 10.1

AON DEFERRED COMPENSATION PLAN
(As Amended and Restated Effective as of September 20, 2013)

AON DEFERRED COMPENSATION PLAN

(As Amended and Restated Effective as of September 20, 2013)

PREAMBLE

The purpose of this plan is to provide certain select management or highly compensated employees of Aon Corporation ("Aon" or the "Company") and its subsidiaries with the opportunity to defer amounts earned as an employee. The Plan will be known as the Aon Deferred Compensation Plan (As Amended and Restated as of September 20, 2013) (the "Plan"). The Plan, as amended and restated and as set forth herein, shall be effective as of September 20, 2013 for the purpose of permitting deferrals of compensation earned and vested after December 31, 2004 and any amounts credited thereon, including pursuant to Section 4.03. All amounts deferred under the Plan prior to January 1, 2005, that were earned and vested prior to January 1, 2005, and any amounts credited thereon (including pursuant to Section 4.03), shall be governed by the terms of the Plan as in effect on October 3, 2004 and nothing in this amended and restated Plan document shall affect deferred amounts under the Plan that were earned and vested prior to January 1, 2005 and any amounts credited thereon. It is intended that all amounts deferred under the Plan that were earned and vested prior to January 1, 2005, and any amounts credited thereon, shall be grandfathered from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). The determination of whether amounts deferred under the Plan, or any amounts credited thereon, were earned and vested prior to January 1, 2005 shall be made in accordance with Code Section 409A and the guidance and Treasury regulations issued thereunder.

SECTION 1

Definitions

1.01 "Accounts" shall mean the Distribution Accounts and Investment Accounts.

1.02 "Administrative Committee" shall mean the Administrative Committee under the Aon Savings Plan.

1.03 "Aon Stock Account" shall mean the account established on the books of the Company or a Subsidiary for a Participant who has elected to allocate any deferral into Class A Ordinary Shares of Aon plc. The Aon Stock Account shall be considered an Investment Account hereunder and may be available for deferrals in the discretion of the Company. Notwithstanding the foregoing, as described in Section 4.03 herein the Aon Stock Account will cease to be available under the Plan, both for future allocations of deferrals and to hold existing balances of prior deferrals, effective November 22, 2013.

1.04 "Aon General Account" shall mean the account established on the books of the Company or a Subsidiary for a Participant who has elected to allocate any deferral into the Aon General Account. The Aon General Account shall be considered an Investment Account hereunder and may be available for deferrals in the discretion of the Company.

1.05 "Beneficiary" shall mean the beneficiary or beneficiaries designated by the Participant to receive the amount, if any, payable under the Plan upon the death of the Participant.

1.06 "Board" shall mean the board of directors of Aon plc, a public limited company incorporated under English law.

1.07 "Company" shall mean Aon Corporation.

1.08 "Compensation" shall mean the following types of earnings paid to an Employee for his service on behalf of the Company or the Subsidiaries: (i) salary and fixed base compensation including compensation for overtime, and net commission, renewal and override compensation; (ii) amounts paid by the Company pursuant to but not limited to a periodic individual performance appraisal or contractual agreement ("Bonus"); and (iii) other bonus, personal lines commissions, sign on bonus and stay bonus ("Other Earnings"). The following shall not be included in Compensation: (i) deferred compensation payments; (ii) vested or unvested stock awards; (iii) income from the exercise of stock options; (iv) expense reimbursements; (v) distributions from, and Company or Subsidiary contributions to, the Aon Savings Plan, the Aon Employee Stock Ownership Plan, the Aon Pension Plan or any other Company or Subsidiary fund or plan providing retirement, health, welfare, death, insurance or similar benefits; (vi) amounts paid to an Employee in respect to employment during which he is not permanently employed within the United States or its possessions; and (vii) amounts paid to an Employee while on a short or long term assignment outside of the U.S. regardless of whether the Employee remains on the U.S. payroll; and (viii) amounts previously deferred under the terms of the Plan.

1.09 "Distribution Accounts" shall mean the Accounts established by the Administrative Committee to reflect the distribution method selected by a Participant. If the Employee elects to begin distributions before termination of employment for any reason, the Distribution Account shall be known as an "In-Service Account." If a Participant elects to begin distributions in the year following termination of employment for any reason, the Distribution Account shall be known as a "Retirement Account." A Participant may select one or two distribution methods to begin before termination of employment, and therefore the Administrative Committee may establish one or two "In-Service Accounts" for a Participant. The Participant may select only one distribution method to begin after termination of employment, and therefore the Administrative Committee may establish only one Retirement Account for a Participant. If a Participant does not make an affirmative election, the Distribution Account shall be a Retirement Account.

1.10 "Employee" shall mean any United States staff employee of the Company or any Subsidiary who is residing and working in the United States at the time of the deferral.

1.11 "Investment Accounts" shall mean the Accounts established by the RPGIC to reflect the investment alternatives selected by the Participant from among the investment alternatives made available by the Company under Section 4.02 of the Plan. These Investment Accounts will be established under each Distribution Account to reflect the investment alternative(s) elected by the Participant for that Distribution Account.

1.12 "Participant" shall mean any eligible Employee who elects to participate in the Plan pursuant to Section 2.

1.13 "Plan" shall mean the Aon Deferred Compensation Plan (As Amended and Restated Effective as of September 20, 2013).

1.14 “RPGIC” means the Retirement Plan Governance and Investment Committee of Aon Corporation, comprised of management employees.

1.15 "Subsidiary" shall mean any corporation of which 50% or more of the voting stock is owned or controlled, directly or indirectly, by the Company or by one or more of such corporations.

SECTION 2

Eligibility

2.01 Eligibility

Any Employee of the Company or a Subsidiary who received wages or compensation as reported on Box 5 of IRS Form W-2 of $150,000 or more in the prior calendar year or whose rate of annual base pay in the current calendar year is $150,000 or more shall be eligible to participate in the Plan, unless otherwise decided by the Board or the administrative Committee. In addition, other select management or highly compensated Employees may be eligible to participate at the option of the Administrative Committee. Every eligible Employee shall become a Participant after making an irrevocable election to participate as described in Sections 3.01 or 3.02.

SECTION 3

Election To Defer

3.01 Irrevocable Election

On or before December 31 of any year, each Employee eligible to participate in the Plan shall be entitled to make an irrevocable election to defer receipt of any whole percentage (up to 75%) of bi-weekly Compensation paid to the Employee for his services as an employee from the Company or a Subsidiary for the following calendar year. An election to defer receipt of any net commission that qualifies as a sales commission, as defined in Treasury regulation Section 1.409A-2(a)(12)(i), shall be effective for any net commissions earned by an Employee during the following calendar year based on sales that occur during such calendar year. On or before December 31 of any year prior to the year in which the performance period for any Bonus commences, each Employee eligible to participate in the Plan shall also be entitled to make an irrevocable election to defer receipt of such Bonus in any whole percentage (up to 100%). In addition, on or before December 31 of any year, each Employee eligible to participate in the Plan shall be entitled to make an irrevocable election to defer receipt of any whole percentage (up to 100%) of Other Earnings paid to the Employee for his services as an Employee from the Company or a Subsidiary for the following calendar year.

Each Participant will need to make an affirmative election to make deferrals hereunder for each calendar year, in accordance with rules established by the Administrative Committee.

SECTION 4

Deferred Compensation Amounts and Investment Elections

4.01 Deferral Period Accounts

The Administrative Committee shall establish Distribution Accounts and Investment Accounts for any Employee who makes a deferral. The Administrative Committee shall establish such other subaccounts as are necessary for proper administration under the Plan.

4.02 Investment Elections

Through the RPGIC, the Company will select the investment alternatives available to the Participants, and the Company shall establish an Investment Account for each available investment alternative. The Participant may make a separate investment election for each distribution
Account created under Section 5.01.

Each Participant making an election to defer amounts shall also elect how the deferred amount will be allocated to the Investment Accounts. If a Participant fails to make an investment allocation, any deferral shall be allocated to the Investment Account representing a money market fund. Participants may make reallocations of such amounts among the existing investment alternatives on any business day; except (i) changes may not be made more than once a day and (ii) the Administrative Committee may impose whatever other restrictions it deems advisable, including restrictions which may apply only to certain Participants in the Plan, restrictions which may apply only to deferrals made under prior plans, and restrictions designed to prevent violation of the federal securities laws.

4.03 Amounts Credited to the Aon Stock Account

For any deferral allocated to the Aon Stock Account, the amount of shares so credited will be determined by dividing the deferred amount by the Fair Market Value of Aon plc Class A Ordinary Shares on the New York Stock Exchange. Deferrals will be credited to the Employee's account as soon as administratively possible after the day such deferral would have been payable to the Participant had it not been deferred. The "Fair Market Value" of Aon plc Class A Ordinary Shares on any day is the closing price, regular way, as reported by an independent pricing service selected by the RPGIC.

As of the date any cash dividends are paid on Aon plc Class A Ordinary Shares, each Participant's Aon Stock Account shall be credited with the dividend equivalents that would be paid with respect to Aon plc Ordinary Shares on that date as if the Participant owned the stock credited under the Aon Stock Account. Dividend equivalents will be treated as if they are reinvested in whole or fractional shares of Aon plc Class A Ordinary Shares on the dividend date, based on the Fair Market Value on that date.

Notwithstanding the foregoing, effective November 22, 2013 the Aon Stock Account will cease to be available under the Plan. No allocations of deferrals to the Aon Stock Account will be allowed as of November 21, 2013. In addition, any allocations previously made to the Aon Stock Account must be re-allocated by Participants to one or more available Investment Accounts or the Aon General Account no later than November 21, 2013. Any balance in the Aon Stock Account as of November 22, 2013 for which a re-allocation election has not been submitted will be automatically transferred to the Investment Account known as the “Vanguard VIF Money Market account” as of such date. Thereafter, Participants will be eligible to re-allocate such amounts to other Investment Accounts pursuant to the terms of this Plan.

4.04 Earnings Credited to the Aon General Account

Earnings credited to the Aon General Account shall be determined as follows: the credited rate will be the six-month Treasury bill yield rate, determined as of each January 1 and July 1 by averaging this yield as published monthly by the Federal Reserve Bank of St. Louis on a bank discount basis through the secondary market for the last six months immediately prior to the applicable January 1 or July 1. After this yield is determined as of each January 1 and July 1, the yield will remain effective for the entire 6-month period. The rate of interest may be modified prospectively (applying to all deferrals) by the Board at any time in its exclusive discretion.

4.05 Amounts Credited to Other Investment Accounts

If any deferral is allocated to an Investment Account other than the Aon Stock Account (prior to November 21, 2013) or the Aon General Account, such deferral shall be credited as soon as administratively feasible after the day such amount would have been payable to the Participant had it not been deferred. The amount of shares so credited to the Account will be determined by dividing the deferred amount by the Fair Market Value of the investment alternative. The "Fair Market Value" of that alternative is the last sales/purchase price of that alternative on that day. If dividends are paid on the Investment Account, the dividends will be treated as reinvested in that investment alternative, based on its Fair Market Value on that date. If a Participant changes his or her investment alternative, any amount invested or disinvested in any alternative investment will be done as soon as administratively feasible at the Fair Market Value of that alternative investment on that day; provided, however, a Participant may not change his or her investment alternative election more than once a day.

SECTION 5

Method of Distribution

5.01 Method of Distribution

A Participant may elect up to three different distribution forms of payments and these forms may differ as to the timing of commencement of payments or distribution period, or both. A Participant may elect up to two different forms of payment which will apply to payments before termination of employment (the "In-Service Accounts") and one form of payment which will apply to payment after termination of employment (the "Retirement Account").

When the Participant elects to defer any Compensation, any Bonus and/or any Other Earnings pursuant to Section 3, the Participant shall also make an irrevocable election as to the beginning year of distribution with respect to amounts so credited to the Distribution Accounts of the Participant and as to the form of payment. Pursuant to rules established by the Administrative Committee, such elections may provide for distributions to commence on a date or pursuant to a fixed schedule before a Participant's termination of employment (the "In-Service Accounts") or within the first 2 1/2 months of the year after the Participant's termination of employment with Aon and its Subsidiaries (the "Retirement Account"). For purposes of the Plan, a Participant shall be considered to have a termination of employment with the Company and its Subsidiaries on the date such Participant has a "separation from service" as described under Code Section 409A and the guidance and Treasury regulations issued thereunder with the Company and all of its Subsidiaries. The closing of the sale of Combined Insurance Company of America, Inc. and of Sterling Life Insurance Company by the Company to an unrelated purchaser shall be treated as a "separation from service" for purposes of Code Section 409A in accordance with Treasury regulations thereunder for those Participants who provide services to the Company and its Subsidiaries immediately prior to the closing and provide services to the unrelated purchaser and its subsidiaries immediately after and in connection with the closing. If a Participant elects to commence distributions on a date or pursuant to a fixed schedule before termination of employment with Aon and its Subsidiaries, an In-Service Account will be established and the Participant may elect payment in annual installments not in excess of five or in a lump sum, but the commencement date must be later than 3 years after the Participant's first deferral.

If a Participant elects to commence distributions after termination of employment with Aon and its Subsidiaries, or if a Participant fails to make any election, a Retirement Account will be established, and the Participant may elect payment in annual installments not in excess of ten or in a lump sum. If a Participant has elected to commence distributions in a particular year before termination of employment, but he or she terminates employment with Aon and its Subsidiaries before such date, distributions to the Participant will be made pursuant to the election that the Participant made for amounts distributed from the Retirement Account. If a Participant fails to make an election for amounts to be distributed from the Retirement Account, then distributions from the In-Service Accounts and from the Retirement Account will be paid in three annual installments, beginning on February 28 of the year following termination of employment, based on the balance as of that February 28. Notwithstanding the foregoing, only one time and form of payment shall be permitted following a termination of employment unless termination of employment occurs before or after a specified date or a specified age in accordance with Code Section 409A.

Payments due before termination of employment for any calendar year will be made during the first 2 ½ months of such year based on the balance as of the February 14 that falls within such 2 ½ month period. Payments due on account of termination of employment will be made during the first 2 ½ months of the year following termination of employment based on the balance as of the February 14 that falls within such 2 ½ month period. Notwithstanding the foregoing, if a Participant is a "specified employee" for purposes of Code Section 409A, distribution on account of termination of employment (whether from the Retirement Account or the In-Service Accounts) shall be delayed until the earlier to occur of the Participant's death or the date that is six months and one day following the Participant's termination of employment with Aon and its Subsidiaries (the "Delay Period"), provided that such date is later than the date such payment would otherwise have been made pursuant to the preceding sentence. Upon the expiration of the Delay Period, the payment delayed pursuant to this Section 5.01 shall be paid to the Participant, and any remaining installment payments due under this Section 5.01 shall be payable in accordance with their original payment schedule.

A Participant may elect to change the form of distribution and/or the timing of commencement of payment of his Distribution Accounts provided such election (i) is made at least 12 months before the date the lump sum payment or the first installment payment is otherwise scheduled to be paid, (ii) shall not take effect until at least 12 months after the date on which such election is made, and (iii) except in the case of a payment upon the death or Unforeseeable Emergency (as described below in Section 5.03) of the Participant, shall defer payment of the Participant's Distribution Accounts for at least five years from the date the lump sum payment or the first installment amount would otherwise have been paid. A Participant shall not be permitted to elect to change the form of distribution and/or the timing of commencement of payments for his Accounts more than once.

5.02 Installment Payments

If the Participant has elected installment payments, the amount of the first payment shall be a fraction of the total balances of the Participant's Distribution Accounts as of the applicable February 14, the numerator of which is one and the denominator of which is the total number of installments elected. The amount of each subsequent payment shall be a fraction of the total balances, including any dividend equivalents, of the Participant's Distribution Accounts similarly computed for each subsequent payment, the numerator of which is one and the denominator of which is the total number of installments remaining. Each installment shall be withdrawn proportionately from the Aon Stock Account (prior to November 22, 2013) and Aon General Account and whatever other Investment Accounts of the Participants exist.

5.03 Withdrawals for Unforeseeable Emergency

Amounts deferred under the Plan may be distributed to a Participant, upon the written request of the Participant and at the discretion of the Administrative Committee, based on an Unforeseeable Emergency. An "Unforeseeable Emergency" shall mean a severe financial hardship resulting from (i) an illness or accident of the Participant, the participant's spouse or Beneficiary, or the Participant's dependent (as defined in Code Section 152, without regard to Code Section 152(b)(l), (b)(2), and (d)(l)(B)); (ii) the loss of the Participant's property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, may constitute an Unforeseeable Emergency. Finally, the need to pay for the funeral expenses of the Participant's spouse or Beneficiary, or the Participant's dependent (as defined in Code Section 152, without regard to Code Section 152(b)(l), (b)(2), and (d)(l)(B)) may also constitute an unforeseeable Emergency. Adequate proof of Unforeseeable Emergency must be provided to the Administrative Committee. Withdrawals for Unforeseeable Emergency may not exceed the lesser of (i) the balance of the Participant's Distribution Accounts and (ii) the amount reasonably necessary to satisfy the Unforeseeable Emergency plus taxes reasonably anticipated as a result of the payout and may be made only if the Administrative Committee finds that the Unforeseeable Emergency may not be relieved through reimbursement or compensation from insurance or otherwise or by liquidation of the Participant's assets, to the extent the liquidation of such assets would not cause severe financial hardship. Any withdrawal for Unforeseeable Emergency will be made within 90 days of the occurrence of the Unforeseeable Emergency. If a distribution on account of an Unforeseeable Emergency is granted, deferrals for the remainder of that calendar year shall cease.

Withdrawals for Unforeseeable Emergency shall be made in the following order: (I) from the Distribution Account with the closest payment date to the date of withdrawal; (2) to the extent not yet satisfied, from the Distribution Account with the next closest payment date, and so forth. Amounts distributed from each Distribution Account shall be taken pro rata from all Investment Accounts within that specified Distribution Account.

5.04 Distribution Upon Death

If any Participant dies when installment payments are being paid to the Participant, the unpaid amounts in the Participant's Distribution Accounts shall be paid to the Participant's Beneficiary in accordance with the time period selected by the Participant. If any Participant dies when installment payments are not being paid to the Participant, such unpaid amounts shall be paid to the designated Beneficiary beginning in the year after the Participant's death, and shall be paid in accordance with the time period selected by the Participant for payments at termination of employment. If any Participant dies who selected a lump sum distribution that has not yet been paid, such lump sum distribution shall be paid to the Participant's Beneficiary in the year after the Participant's death. If a Beneficiary dies after the Participant but before payments have commenced, payment will be made to the Beneficiary's estate in a single lump sum. If a Participant fails to designate a beneficiary, the amounts payable hereunder shall be made to the Participant's estate in a single lump sum. If a Beneficiary predeceases the Participant, amounts payable hereunder shall be made to the contingent Beneficiary, but if none or if not living, payments shall be made to the Participant's estate in a single lump sum.

5.05 Form of Distribution

All distributions will be in the form of cash.

5.06 Prohibition on Acceleration of Payments

The time or schedule of any payment or amount scheduled to be paid pursuant to the terms of the Plan may not be accelerated except as otherwise permitted under Code section 409A and the guidance and Treasury regulations issued thereunder.

SECTION 6

Miscellaneous

6.01 Participant's Rights and Interest in the Accounts

No provision in this Plan shall be construed to give any Participant the right to be retained in the Company's or a Subsidiary's service or to any benefits not specifically provided by the Plan. Neither a Participant nor a Beneficiary shall have any interest in the deferred compensation or earnings credited to his accounts other than as an unsecured general creditor of the Company. All amounts deferred or otherwise held for the account of a Participant or a Beneficiary under the Plan shall remain the sole property of the Company or Subsidiary. The Company may or may not decide to purchase an annuity or insurance contract intended to mirror the performance of the investment elections made by the Participants or Beneficiaries, but in all circumstances such annuity or insurance contract will be owned by the Company.

6.02 Nonalienability and Nontransferability

The rights of a Participant to the payment of deferred compensation as provided in the Plan shall not be assigned, transferred, pledged or encumbered, or be subject in any manner to alienation or anticipation. No Participant may borrow against his Accounts. No
Accounts shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, whether voluntary or involuntary, including any liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of any Participant.

6.03 Plan Administrator

The administrator of the Plan shall be the Administrative Committee, which shall have authority to adopt rules and regulations for carrying out the Plan, to delegate its administrative responsibilities as it shall, from time to time, deem advisable, and to interpret, construe, and implement the provisions thereof, in its complete discretion. Any decision or interpretation of any provision of the Plan adopted by the Administrative Committee shall be final and conclusive.

If a recapitalization, stock dividend (including a spinoff dividend), combination or exchange of shares, merger, consolidation, rights offering, separation, reorganization, liquidation or any other change in the corporate structure of Aon plc or its shares occurs, the RPGIC may make such equitable adjustments to prevent the enlargement or dilution of rights, as it may deem appropriate in the number and class of Aon plc Class A Ordinary Shares so credited.

6.04 Amendment and Termination

The Plan may, at any time, be amended or modified, or, subject to and in compliance with Code Section 409A, terminated by action of the Board. No amendment, modification, or termination shall, without the consent of a Participant, adversely affect such Participant's rights with respect to amounts accrued in his or her Accounts.

SECTION 7

General Provisions

7.01 Controlling Law

Except to the extent superseded by federal law, the laws of Illinois shall be controlling in all matters relating to the Plan.

7.02 Facility of Payment

Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Administrative Committee, is unable to properly manage his financial affairs may be paid to the legal representative of such person or may be applied for the benefit of such person in any manner which the Administrative Committee may select.

7.03 Withholding of Payroll Taxes

The Company shall withhold from such payments any taxes required to be withheld for federal, state, or local government purposes.

7.04 Liability

No member of the Board, no employee of Aon plc, the Company or a Subsidiary, and no member of the Administrative Committee or RPGIC itself shall be liable for any act or action hereunder whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or, except in circumstances involving his bad faith, gross negligence or fraud, for anything done or omitted to be done by himself. The Company will fully indemnify and hold the members of the Administrative Committee and the RPGIC harmless from any liability hereunder, except in circumstances involving an Administrative Committee or RPGIC member's bad faith, gross negligence, or fraud.

7.05 Successors

The provisions of the Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term "successors" as used herein shall include any corporation or other business entity which shall by merger, consolidation, purchase, or otherwise, acquire all or substantially all of the business and assets of the Company and successors of any such corporation or other business entity.

7.06 Code Section 409A

The Plan and the benefits provided hereunder are intended to comply with Code Section 409A and the guidance and Treasury regulations issued thereunder, to the extent applicable thereto. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted and construed consistent with this intent. Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden in connection therewith. Although the Company and the Administrative Committee intend to administer the Plan so that it will comply with the requirements of Code Section 409A, neither the Company nor the Administrative Committee represents or warrants that the Plan will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law. Neither the Company, its Subsidiaries, nor their respective directors, officers, employees or advisers shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant might owe as a result of participation in the Plan, and the Company and its Subsidiaries shall have no obligation to indemnify or otherwise protect any Participant from the obligation to pay any taxes pursuant to Code Section 409A.

IN WITNESS WHEREOF, Aon Corporation has adopted the Aon Deferred Compensation Plan (As Amended and Restated Effective as of September 20, 2013), as of the 20th day of September 2013.

AON CORPORATION	AON CORPORATION
By:	By:

/s/ Christa Davies	/s/ Gregory J. Besio
Christa Davies	Gregory J. Besio
Executive Vice President and	Executive Vice President and Chief
Chief Financial Officer	Human Resources Officer